Exhibit 3.1

HEALTHCARE TRUST OF AMERICA, INC.

ARTICLES OF AMENDMENT

Healthcare Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to provide that every two shares of Class A Common Stock of the Corporation (the “Class A Common Stock”), $0.01 par value per share, that were issued and outstanding immediately prior to the Effective Time (as defined below) shall be combined into one issued and outstanding share of Class A Common Stock, $0.02 par value per share; provided that no fractional shares of Class A Common Stock will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount determined on the basis of the average closing price of the Class A Common Stock as reported on the New York Stock Exchange for the three consecutive trading days ending on the date of the Effective Time.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the Board of Directors of the Corporation as required by law. The amendment set forth above is limited to a change expressly authorized by Section 2-309(e)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD: There has been no increase in the authorized stock of the Corporation effected by the amendment to the charter of the Corporation as set forth above.

FOURTH: These Articles of Amendment shall become effective at 5:00 p.m. on December 15, 2014 (the “Effective Time”).

The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 15th day of December, 2014.

ATTEST:	HEALTHCARE TRUST OF AMERICA, INC.

/s/ Robert A. Milligan	By:	/s/ Scott D. Peters
Robert A. Milligan		Scott D. Peters
Secretary		Chief Executive Officer